Exhibit 99.1 Press Release dated April 22, 2013

Citizens First Corporation Announces First Quarter 2013 Results

NEWS For Immediate Release
Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

BOWLING GREEN, KY, April 22, 2013 – Citizens First Corporation (NASDAQ: CZFC) today reported results for the first quarter ending March 31, 2013, which include the following:

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For the quarter ended March 31, 2013, the Company reported net income of $115,000, or a loss of $0.05 per diluted common share.  This represents a decrease of $582,000, or $0.28 per diluted common share, from the linked quarter ended December 31, 2012.  Compared to the quarter ended March 31 a year ago, net income decreased $693,000 or $0.34 per diluted common share.

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Provision for loan losses was $1.3 million for the first quarter of 2013 compared to $580,000 for the linked quarter ended December 31, 2012 and $370,000 for the quarter ended March 31, 2012.  Todd Kanipe, President & CEO of Citizens First commented, “Our higher level of non-performing loans in the quarter increased provision expense, adversely impacted margin and increased collection expense.  We are working aggressively to reduce non-performing assets and expect resolution of a number of them in the second quarter."

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The Company’s net interest margin was 3.96% for the quarter ended March 31, 2013 compared to 4.24% for the quarter ended December 31, 2012 and 4.17% for the quarter ended March 31, 2012, a decrease of 28 basis points for the linked quarter and a decrease of 21 basis points from the prior year.  The Company’s net interest margin decreased from the prior quarter primarily due to a decrease in loan income for the quarter as the level of non-accrual loans increased.

First Quarter 2013 Compared to Fourth Quarter 2012

Net interest income for the quarter ended March 31, 2013 declined $189,000 from the previous quarter due to a reduction in loan income, which included the effect of non-accrual loan interest reversed against income in the current quarter.

Non-interest income for the three months ended March 31, 2013 decreased $45,000, or 5.9%, compared to the previous quarter, primarily due to a reduction of service charges on deposit accounts of $60,000.  Non-interest expense for the three months ended March 31, 2013 decreased $9,000, or 0.3%, compared to the previous quarter. Other operating expenses, primarily collection expenses related to non-performing loans, increased $73,000 while personnel expenses decreased $48,000.

A $1.3 million provision for loan losses was recorded for the first quarter of 2013, compared to a $580,000 provision in the previous quarter.  The provision expense was higher in the first quarter of 2013 primarily as a result of a $4.6 million increase in nonperforming assets in the current quarter.  Specific allocations in the allowance for loan losses increased as a result of the increased nonperforming assets.  Net charge-offs were $321,000 for the first quarter of 2013 compared to $827,000 in the fourth quarter of 2012.

First Quarter 2013 Compared to First Quarter 2012

Net interest income for the quarter ended March 31, 2013 decreased $26,000, or 0.7%, compared to the previous year.  The decrease in net interest income was impacted by a reduction in interest expense of $164,000 combined with a decrease in interest income of $190,000. The decrease in interest income was created by a decline in the yields on loans and taxable securities, along with the reversal of interest on non-accrual loans.

Non-interest income for the three months ended March 31, 2013 increased $23,000, or 3.3%, compared to the three months ended March 31, 2012, primarily due to an improvement in non-deposit brokerage fees of $31,000 from the prior year.

Non-interest expense for the three months ended March 31, 2013 increased $156,000, or 5.3%, compared to the three months ended March 31, 2012, due to an increase in other operating expenses which were primarily collection expenses related to non-performing loans. In addition, data processing expenses increased $36,000 and personnel expenses increased $32,000.

A $1.3 million provision for loan losses was recorded for the first quarter of 2013, an increase of $880,000, from $370,000 in the first quarter of 2012.  Net charge-offs were $321,000 for the first quarter of 2013 compared to net charge-offs of $307,000 in the first quarter of 2012.

Balance Sheet

Total assets at March 31, 2013 were $422.1 million, an increase of $15.5 million from $406.6 million at December 31, 2012.  Average assets during the first quarter were $417.8 million, an increase of 3.7% or $14.8 million from $403.0 million the first quarter of 2012.  Average interest earning assets increased 5.7% or $20.6 million, from $364.0 million in the first quarter of 2012 to $384.6 million in the first quarter of 2013.

Loans increased $2.3 million, or 0.8%, from $298.8 million at December 31, 2012 to $301.1 million at March 31, 2013.  Total loans averaged $303.9 million the first quarter of 2013, compared to $299.1 million the first quarter of 2012, an increase of $4.8 million.  Deposits at March 31, 2013 were $347.9 million, an increase of $16.2 million, or 4.9%, compared to $331.7 million at December 31, 2012.  Total deposits averaged $342.5 million the first quarter of 2013, an increase of $11.1 million, or 3.3%, compared to $331.4 million during the first quarter of 2012.  Average deposits increased during the year, but the cost of funds declined as higher cost deposits matured and were renewed at lower rates.

Non-performing assets totaled $10.9 million at March 31, 2013 compared to $6.3 million at December 31, 2012, an increase of $4.6 million.  Total nonperforming assets added during the quarter totaled $4.7 million, which consisted primarily of a commercial loan totaling $1.5 million and a commercial real estate loan totaling $1.8 million.

The allowance for loan losses at March 31, 2013 was $6.7 million, or 2.21% of total loans, compared to $5.7 million, or 1.91% of total loans as of December 31, 2012.  The allowance increased due to the increase in nonperforming assets, as specific allocations in the allowance were provided for these impaired loans.

A summary of nonperforming assets is presented below:

(In thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Nonaccrual loans	$7,097	$5,384	$5,911	$6,168	$2,476
Loans 90+ days past due/accruing	23	-	60	-	-
Restructured loans	3,528	758	1,388	1,549	1,534
Total nonperforming loans	10,648	6,142	7,359	7,717	4,010

Other real estate owned	232	191	258	214	608
Total nonperforming assets	$10,880	$6,333	$7,617	$7,931	$4,618

Ratio of total nonperforming assets to total assets	2.58%	1.56%	1.93%	2.00%	1.14%

At March 31, 2013, total shareholders’ equity was $38.1 million compared to $41.6 million at December 31, 2012, a decrease of $3.5 million.  During the first quarter of 2013, the Company paid $3.3 million to repurchase 94 of the 250 shares of the Series A preferred stock that the Company had issued to the Treasury on December 19, 2008 under the TARP Capital Purchase Program.  At March 31, 2013, the Company has 93 shares of the Series A preferred stock outstanding with a balance of approximately $3.3 million.

The Company’s tangible equity ratio was 7.93% as of March 31, 2013 compared to 9.08% at December 31, 2012.  The tangible book value per common share declined slightly from $11.32 at December 31, 2012, to $11.26 at March 31, 2013.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and the retention of key personnel.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios
Consolidated Statement of Income:

	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012
Interest income	$4,428	$4,664	$4,681	$4,565	$4,618
Interest expense	762	809	826	889	926
Net interest income	3,666	3,855	3,855	3,676	3,692
Provision for loan losses	1,250	580	300	450	370
Non-interest income:
Service charges on deposits	291	351	355	340	318
Other service charges and fees	138	129	138	143	120
Gain on sale of mortgage loans	82	82	64	64	90
Non-deposit brokerage fees	65	61	54	57	34
Lease income	74	76	68	68	68
BOLI income	61	65	66	66	66
Securities gains	8	-	-	55	-
Total	719	764	745	793	696
Non-interest expenses:
Personnel expense	1,441	1,489	1,406	1,414	1,409
Net occupancy expense	461	491	489	479	459
Advertising and public relations	78	91	92	93	75
Professional fees	164	176	158	149	143
Data processing services	265	241	225	221	229
Franchise shares and deposit tax	141	141	141	141	125
FDIC insurance	85	87	83	73	72
Core deposit intangible amortization	84	84	88	88	88
Postage and office supplies	43	40	40	59	50
Other real estate owned expenses	11	15	5	105	45
Other	309	236	266	224	231
Total	3,082	3,091	2,993	3,046	2,926
Income before income taxes	53	948	1,307	973	1,092
Provision for income taxes	(62)	251	366	247	284
Net income	115	697	941	726	808
Preferred dividends and discount accretion	217	225	225	223	224
Net income available for common shareholders	$(102)	$472	$716	$503	$584
Basic earnings per common share	$(0.05)	$0.24	$0.36	$0.25	$0.30
Diluted earnings per common share	$(0.05)	$0.23	$0.35	$0.24	$0.29

Consolidated Financial Highlights (Unaudited)

In thousands, except per share data and ratios

Key Operating Statistics:

Three Months Ended

	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012

Average assets	$417,804	$403,975	$397,657	$407,298	$402,950
Average loans	303,942	304,249	297,863	304,003	299,061
Average deposits	342,475	325,644	321,828	331,820	331,400
Average equity	40,164	41,629	40,776	39,962	39,431
Average common equity	27,695	27,458	26,618	25,816	25,296

Return on average assets	0.11%	0.69%	0.94%	0.72%	0.81%
Return on average equity	1.16%	6.66%	9.18%	7.31%	8.24%

Efficiency ratio	68.96%	65.70%	63.88%	66.93%	65.44%
Non-interest income to average assets	0.70%	0.75%	0.75%	0.78%	0.69%
Non-interest expenses to average assets	2.99%	3.04%	2.99%	3.01%	2.91%
Yield on average earning assets (tax equivalent)	4.76%	5.11%	5.21%	5.03%	5.20%
Cost of average interest bearing liabilities	0.93%	1.01%	1.04%	1.10%	1.15%
Net interest margin (tax equivalent)	3.96%	4.24%	4.31%	4.06%	4.17%
Number of FTE employees	99	102	103	100	101

Asset Quality Ratios:
Non-performing loans to total loans	3.54%	2.06%	2.41%	2.57%	1.32%
Non-performing assets to total assets	2.58%	1.56%	1.93%	2.00%	1.14%
Allowance for loan losses to total loans	2.21%	1.91%	1.95%	1.97%	1.95%
Net charge-offs to average loans, annualized	0.43%	0.60%	0.45%	0.52%	0.41%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	March 31,	December 31,	December 31,
	2013	2012	2011
Cash and cash equivalents	$45,621	$34,799	$30,549
Available for sale securities	50,485	46,639	50,718
Loans held for sale	143	61	180
Loans	301,111	298,754	294,352
Allowance for loan losses	(6,650)	(5,721)	(5,865)
Premises and equipment, net	11,421	11,568	11,849
Bank owned life insurance (BOLI)	7,648	7,587	7,324
Federal Home Loan Bank Stock, at cost	2,025	2,025	2,025
Accrued interest receivable	1,582	1,660	1,858
Deferred income taxes	2,436	2,180	2,973
Intangible assets	5,010	5,094	5,443
Other real estate owned	232	191	637
Other assets	1,029	1,719	1,751
Total Assets	$422,093	$406,556	$403,794

Deposits:
Noninterest bearing	$ 45,119	$ 41,724	$ 38,352
Savings, NOW and money market	114,220	111,195	116,968
Time	188,585	178,814	177,411
Total deposits	$347,924	$331,733	$332,731
FHLB advances and other borrowings	29,300	26,000	25,000
Subordinated debentures	5,000	5,000	5,000
Other liabilities	1,778	2,257	2,191
Total Liabilities	384,002	364,990	364,922
6.5% Cumulative preferred stock	7,659	7,659	7,659
Series A preferred stock	3,247	6,519	6,471
Common stock	27,072	27,072	27,072
Retained deficit	(532)	(430)	(2,706)
Accumulated other comprehensive income (loss)	645	746	376
Total Stockholders’ Equity	38,091	41,566	38,872
Total Liabilities and Stockholders’ Equity	$422,093	$406,556	$403,794

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	March 31, 2013	December 31, 2012	December 31, 2011
Capital Ratios:
Tier 1 leverage	9.06%	10.20%	9.46%
Tier 1 risk-based capital	12.08%	13.16%	11.86%
Total risk based capital	13.33%	14.41%	13.11%
Tangible equity ratio (1)	7.93%	9.08%	8.39%
Tangible common equity ratio (1)	5.32%	5.55%	4.84%
Book value per common share	$13.81	$13.91	$12.57
Tangible book value per common share (1)	$11.26	$11.32	$9.80
Shares outstanding (in thousands)	1,969	1,969	1,969
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(1)
The tangible equity ratio, tangible common equity ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	March 31, 2013	December 31, 2012	December 31, 2011

Total shareholders’ equity (a)	$38,091	$41,566	$38,872
Less:
Preferred stock	(10,906)	(14,178)	(14,130)
Common equity (b)	27,185	27,388	24,742
Goodwill	(4,097)	(4,097)	(4,097)
Intangible assets	(913)	(997)	(1,346)
Tangible common equity (c)	22,175	22,294	19,299
Add:
Preferred stock	10,906	14,178	14,130
Tangible equity (d)	$33,081	$36,472	$33,429

Total assets (e)	$422,093	$406,556	$403,794
Less:
Goodwill	(4,097)	(4,097)	(4,097)
Intangible assets	(913)	(997)	(1,346)
Tangible assets (f)	$417,083	$401,462	$398,351
Shares outstanding (in thousands) (g)	1,969	1,969	1,969

Book value per common share (b/g)	$13.81	$13.91	$12.57
Tangible book value per common share (c/g)	$11.26	$11.32	$9.80

Total shareholders’ equity to total assets ratio (a/e)	9.02%	10.22%	9.63%
Tangible equity ratio (d/f)	7.93%	9.08%	8.39%
Tangible common equity ratio (c/f)	5.32%	5.55%	4.84%

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